Exhibit 10.14

CARRIER GLOBAL CORPORATION
DEFERRED COMPENSATION PLAN
(Effective as of January 1, 2020)

ARTICLE I – PREAMBLE

Section 1.1 – Purpose of the Plan

The Carrier Global Corporation Deferred Compensation Plan (the “Plan”) is hereby established effective January 1, 2020 (the “Effective Date”) for the benefit of eligible Carrier executives seeking to defer Compensation.

Section 1.2 – Spin-off from UTC

On November 26, 2018, United Technologies Corporation (“UTC”) announced its intention to separate into three independent companies:  UTC, Carrier Global Corporation (the “Corporation”) and Otis Worldwide Corporation (“Otis”), through spin-off transactions expected to be completed by mid-year 2020.  The transaction by which the Corporation ceases to be a Subsidiary of UTC is referred to herein as the “Spin-off.”  In connection with the Spin-off, and pursuant to the terms of the Employee Matters Agreement to be entered into by and among the Corporation, UTC, and Otis (the “Employee Matters Agreement”), the Corporation and the Plan shall assume all obligations and liabilities of UTC and its Subsidiaries under the UTC DCP and the Prior Plan with respect to “Carrier Group Employees” and “Former Carrier Group Employees” (as such terms are defined in the Employee Matters Agreement, and collectively referred to as “Carrier Employees”).  Any benefits due under the UTC DCP or the Prior Plan with respect to Carrier Employees or Beneficiaries of Carrier Employees will now be the responsibility of the Corporation and this Plan or the Prior Plan, as applicable, and any such benefits accrued but not yet paid under the UTC DCP or the Prior Plan immediately prior to the Effective Date will be administered and paid under the terms of the Plan or the Prior Plan, as applicable.  All investment and distribution elections and designations of Beneficiary made under the UTC DCP and/or the Prior Plan by a Carrier Employee or a Beneficiary of a Carrier Employee and in effect immediately prior to the Effective Date will continue to apply and shall be administered under the Plan or the Prior Plan, as applicable, until such election or designation expires or is otherwise changed or revoked in accordance with the terms of the applicable plan.  All valid domestic relations orders filed with the UTC DCP and/or the Prior Plan as of immediately prior to the Effective Date with respect to the benefit of a Carrier Employee shall continue to apply under the Plan or the Prior Plan, as applicable.

Section 1.3 – Effective Date of Plan

The Plan applies to deferrals that were earned or vested after December 31, 2004.  Amounts that were earned and vested (within the meaning of Section 409A) before January 1, 2005, and any subsequent increases in these amounts that are permitted to be treated as grandfathered benefits under Section 409A, are subject to and shall continue to be governed by the terms of the Prior Plan as set forth in Appendix A, but deeming any references to UTC in such plan to apply to the Corporation.

ARTICLE II – DEFINITIONS

For purposes of the Plan, the following terms are defined as set forth below:

(a)
Beneficiary means the person, persons, entity or entities designated on an electronic or written form by the Participant to receive the value of his or her Plan Account in the event of the Participant’s death in accordance with the terms of the Plan.  If the Participant fails to designate a Beneficiary, or the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Plan Account will be paid to the Participant’s estate.

(b)
Benefit Restoration Contribution means a contribution by the Corporation to the Participant’s Plan Account to recognize the reduction in the value of employer matching or other contributions under the Qualified Savings Plan or the Savings Restoration Plan, as a result of the reduction of such Participant’s Compensation pursuant to the Plan.

(c)
Carrier Company means (i) prior to the Spin-off, UTC or any entity controlled by or under common control with UTC within the meaning of Section 414(b) or (c) of the Code and (ii) from and after the Spin-off, the Corporation and any entity controlled by or under common control with the Corporation within the meaning of Section 414(b) or (c) of the Code (but under both (i) and (ii) substituting “at least 20 percent” for “at least 80 percent” as the control threshold used in applying Sections 414(b) and (c)).

(d)
Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.  Reference to any section of the Internal Revenue Code shall include any final regulations or other applicable guidance.  References to “Section 409A” shall refer to Section 409A of the Code and regulations and guidance issued thereunder by the Internal Revenue Service as from time to time in effect.

(e)
Committee means the Carrier Benefit Plan Committee, which is responsible for the administration of the Plan.  The Committee may delegate administrative responsibilities to individuals and entities as it shall determine.

(f)	Common Stock means the common stock of United Technologies Corporation until the Spin-off and means the common stock of Carrier Global Corporation from and after such date.

(g)
Compensation means base salary and Incentive Compensation Payments otherwise payable to a Participant by a UTC Company and considered to be wages for purposes of federal income tax withholding, but before any deferral of Compensation pursuant to the Plan.  Compensation does not include foreign-service premiums and allowances, compensation realized from long-term incentive plan awards or other types of awards.

(h)	Corporation means Carrier Global Corporation, or any successor thereto.

(i)
Default Investment Option means the Investment Fund designated by the Plan or selected by the Committee on behalf of all Participants at the time they first become eligible to participate in the Plan.  The Default Investment Option shall be the income fund, unless otherwise determined in the sole discretion of the Committee.

(j)	Deferral Period means the period prior to the receipt of Compensation deferred hereunder.

(k)
Disability means permanent and total disability as determined under the Corporation’s long-term disability plan applicable to the Participant or, if there is no such plan applicable to the Participant, “Disability” means a determination of total disability by the Social Security Administration.

(l)
Election Form means the enrollment form provided by the Committee to Participants electronically or in paper form for the purpose of deferring Compensation under the Plan.  Each Participant’s Election Form must contain such information as the Committee may require, including:  the amount to be deferred from base salary and/or from any Incentive Compensation Payment, as applicable; the respective amounts to be allocated to the Participant’s Retirement Account and/or Special Purpose Account or Accounts; the percentage allocation among the Investment Funds with respect to each such Account; and, if not previously elected for an Account, the method of distribution of each such Account; and the Deferral Period for each Special Purpose Account.  There will be a separate Election Form for each calendar year.

(m)	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

(n)
Incentive Compensation Payment means amounts meeting the definition of “performance-based compensation” under Section 409A awarded to a Participant pursuant to the Corporation’s executive annual bonus plan.

(o)
Investment Fund means a hypothetical fund that tracks the value of an investment option as may be established by the Committee from time to time.  Investment Funds shall be valued in the manner set forth under Section 5.3.  The value of Participants’ Accounts shall be adjusted to replicate the performance of the applicable Investment Funds.  Amounts credited to any Investment Fund do not result in any investment in actual assets corresponding to the Investment Fund.

(p)
Participant means an executive (i.e., band E-1 or higher) who (i) is determined by the Committee to be within a select group of management or highly compensated employees of the Corporation or one of its Subsidiaries, (ii) is paid from a U.S. payroll, receives compensation subject to federal income tax withholding and files a U.S. income tax return, or is grandfathered in from a prior plan, and (iii) elects to defer Compensation under the Plan.  A Participant who has previously deferred Compensation under the Plan but who ceases to be eligible under the preceding sentence shall not be eligible to further defer Compensation under Section 3.1 but shall remain a Participant under the Plan with respect to his or her Plan Account until it is distributed or forfeited in accordance with the terms of the Plan.

(q)	Plan means the Carrier Global Corporation Deferred Compensation Plan, as amended from time to time.

(r)
Plan Account means the aggregate value of all Special Purpose Accounts and the Retirement Account, but excluding accounts under the Prior Plan.  Accounts under the Prior Plan will be valued and administered separately in accordance with the terms and procedures in effect under the Prior Plan.

(s)
Prior Plan means the United Technologies Corporation Deferred Compensation Plan, as in effect on September 1, 2002, as set forth in Appendix A.  All amounts earned and vested under the Prior Plan, and any subsequent increases in these amounts that are permitted to be treated as grandfathered benefits under Section 409A, shall continue to be subject to the terms and conditions of the Prior Plan.

(t)	Qualified Saving Plan means the United Technologies Corporation Employee Savings Plan until the Spin-off date and means the Carrier Retirement Savings Plan from and after the Spin-off date.

(u)	Retirement means Separation from Service on or after the attainment of age fifty (50).

(v)	Retirement Account means a Plan Account maintained on behalf of the Participant that is targeted for distribution following the Participant’s Retirement.

(w)	Retirement Date means the date of a Participant’s Retirement.

(x)	Savings Restoration Plan means the Corporation’s Savings Restoration Plan.

(y)
Separation from Service means a Participant’s termination of employment with all Carrier Companies, other than by reason of death.  A Separation from Service will be deemed to occur where the Participant and the Carrier Company that employs the Participant reasonably anticipate that the bona fide level of services the Participant will perform (whether as an employee or as an independent contractor) for Carrier Companies will be permanently reduced to a level that is less than thirty-seven and a half percent (37.5%) of the average level of bona fide services the Participant performed during the immediately preceding thirty-six (36) months (or the entire period the Participant has provided services if the Participant has been providing services to the Carrier Companies for less than thirty-six (36) months).  A Participant shall not be considered to have had a Separation from Service as a result of a transfer from one Carrier Company to another Carrier Company.  For the avoidance of doubt, a transfer of employment from an entity that constitutes a Carrier Company prior to the Spin-off to an entity that constitutes a Carrier Company following the Spin-off shall not constitute a Separation from Service under the Plan or with respect to benefits transferred to the Plan if such transfer is made in connection with the Spin-off, but a transfer from a Carrier Company to UTC or Otis (or one of their affiliates) after the Spin-off (and that otherwise satisfies the definition of a Separation from Service) shall constitute a Separation from Service.

(z)
Special Purpose Account means a Plan Account maintained on behalf of the Participant with a targeted distribution date in the calendar year specified by the Participant.  The minimum Deferral Period for a Special Purpose Account is five (5) calendar years following the end of the calendar year with respect to which the Account is established.

(aa)
Specified Employee means, for the period (i) until the Corporation’s first specified employee effective date following the Spin-off, those officers and executives of the Corporation and its Subsidiaries who were identified as specified employees of UTC on the “specified employee identification date” preceding such specified employee effective date (as such terms are defined by Treas. Regs. Sec. 1.409A-1(i)(3) and (4)); and (ii) from and after the Corporation’s first specified employee effective date following the Spin-off, each of the fifty (50) highest-paid officers and other executives of the Corporation and its affiliates (determined for this purpose under Treas. Regs. Sec. 1.409A-1(g)), effective annually as of April 1st, based on compensation reported in Box 1 of Form W-2, but including amounts that are excluded from taxable income as a result of elective deferrals to qualified plans and pre-tax contributions.  Foreign compensation earned by a nonresident alien that is not effectively connected with the conduct of a trade or business in the United States will not be used to determine Specified Employees following the Spin-off.

(bb)	Spin-off has the meaning set forth in Section 1.2.

(cc)
Subsidiary means any corporation, partnership, joint venture, limited company or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Corporation or any successor to the Corporation.

(dd)	UTC Common Stock means the common stock of United Technologies Corporation.

(ee)	UTC DCP means the United Technologies Corporation Deferred Compensation Plan as in effect immediately prior to the Spin-off.

ARTICLE III – ELIGIBILITY AND PARTICIPATION

Section 3.1 – Eligibility

Each eligible Participant as of the annual enrollment period as specified by the Committee will be eligible to elect to defer Compensation under the Plan in accordance with the terms of the Plan and the rules and procedures established by the Committee.  Newly hired executives (or employees promoted to executive level) are eligible to elect to defer base salary during the current calendar year by filing an Election Form within thirty (30) calendar days from their hire date or promotion date and such election shall apply to Compensation for services performed commencing with the first payroll period after the election becomes effective.

Section 3.2 – Participation

Each eligible Participant may elect to participate in the Plan with respect to any calendar year for which the Committee offers the opportunity to defer Compensation by timely filing an Election Form, properly completed in accordance with Section 4.1.  Participation in the Plan is voluntary.

ARTICLE IV – PARTICIPANT ELECTIONS AND DESIGNATIONS

Section 4.1 – Election

An eligible Participant may, on or before the election deadline established by the Committee, file an Election Form to defer Compensation.

Section 4.2 – Election Amount

An eligible Participant must designate on the Election Form the percentage of base salary that will be deferred and/or the percentage of any Incentive Compensation Payment otherwise payable with respect to services performed during such calendar year that will be deferred under the Plan.  Unless otherwise determined by the Committee, the maximum amount that a Participant may defer under the Plan for any calendar year is fifty percent (50%) of base salary and/or seventy percent (70%) of any Incentive Compensation Payment.

Section 4.3 – Election Date

For an election to defer base salary, an Election Form must be completed no later than the December 31 immediately preceding the calendar year to which the election applies, or such earlier date as the Committee may specify.  A deferral election shall be effective only if the individual making the election is an eligible Participant at the election deadline.  Except as provided below in Section 4.7 (Change in Distribution Election), the choices reflected on the Participant’s Election Form shall be irrevocable on the election deadline.  If an eligible Participant fails to submit a properly completed Election Form by the election deadline, he or she will be ineligible to defer base salary under the Plan for the immediately following calendar year (or for the remainder of the current calendar year for a newly eligible executive).

For an election to defer any Incentive Compensation Payment for services to be performed in the current calendar year and otherwise payable in the immediately following calendar year, an Election Form must be completed and submitted no later than June 30 of the current calendar year, or such earlier date as the Committee may specify for the deferral of “performance-based compensation” under Section 409A.  A deferral election shall be effective only if the individual making the election is still an eligible Participant as of the election deadline.  Except as provided below in Section 4.7 (Change in Distribution Election), the choices reflected on the Participant’s Election Form shall be irrevocable on the election deadline.  If an eligible Participant fails to submit a properly completed Election Form by the election deadline, he or she will be ineligible to defer any Incentive Compensation Payment under the Plan for services performed in the current calendar year.

Section 4.4 – Deferral Period

Each Participant shall specify in the Election Form, in whole percentages, how the amounts to be deferred are to be allocated among the Participant’s Retirement Account and any Special Purpose Accounts.  To the extent that the Participant fails to make an effective allocation among the available accounts, the deferral shall be allocated entirely to the Participant’s Retirement Account.  A Participant may elect to defer into a Special Purpose Account that has not previously been established, with a Deferral Period ending on a specific deferral date that is at least five (5) calendar years following the end of the calendar year in which the Account is established.

Section 4.5 – Distribution Election

At the time the Participant first elects to defer an amount to his or her Retirement Account or to a Special Purpose Account, the Participant may elect to have his or her Retirement or Special Purpose Account distributed in a lump sum or in two (2) to fifteen (15) annual installments.  The Participant may elect a different form of distribution for the Retirement Account and for each Special Purpose Account.  If no distribution election is made with respect to a Participant’s Retirement Account or Special Purpose Account, the Account will be distributed in a lump sum at the time as set forth in Section 6.1.

Section 4.6 – Investment Fund Allocations

When completing the Election Form, the Participant must allocate the amounts to be deferred, in whole percentages, among the available Investment Funds.  To the extent that the Participant fails to make an effective allocation among the available Investment Funds, the deferral shall be allocated entirely to the Default Investment Option.

Participants may change the investment allocation of their existing Plan Accounts or future deferrals as permitted by the Committee.

Section 4.7 – Change in Distribution Election

A Participant who has made an election to defer Compensation under the Plan may make an irrevocable election to extend the Deferral Period for a Retirement Account and/or any Special Purpose Account.  A Participant may also make an irrevocable election to change the form of distribution for the Retirement and/or any Special Purpose Account.  A Participant may change his or her election, as provided in this Section 4.7, for some accounts and not for others.  For each Special Purpose Account, the extended Deferral Period shall end not less than five (5) years following the date on which distribution would otherwise have occurred.  For the Retirement Account, the extended Deferral Period shall be at least five (5) years from the date on which the Retirement Account would otherwise have commenced payment.  A deferral extension election and/or change to the form of distribution must meet all of the below requirements:

(a)
the new election must be made at least twelve (12) months prior to the earlier of the date on which payments will commence under the current election and/or the date of a Separation from Service following attainment of age fifty (50); and the new election shall be ineffective if the Participant incurs a Separation from Service within twelve (12) months after the date of the new election;

(b)	the new election will not take effect until at least twelve (12) months after the date when the new election is submitted in a manner acceptable to the Committee; and

(c)	the new payment commencement date must be five (5) years later than the date on which payments would commence under the current election.

A Participant may change his or her election up to a maximum of three (3) times for the Retirement Account and up to a maximum of three (3) times for each Special Purpose Account.

Section 4.8 – Designation of Beneficiary

Each Participant shall designate a Beneficiary for his or her Plan Account on an electronic or written form provided by the Committee.  A Participant may change such designation on an electronic or written form acceptable to the Committee and any change will be effective on the date received by the Committee.  Designations received after the Participant’s death will not be effective.  If a Beneficiary designation is not filed with the Committee before the Participant’s death, or if the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Plan Account will be paid to the Participant’s estate.  If a Participant designates the Participant’s spouse as the Participant’s Beneficiary, that designation shall not be revoked or otherwise altered or affected by any:  (a) change in the marital status of the Participant; (b) agreement between the Participant and such spouse; or (c) judicial decree (such as a divorce decree) affecting any rights that the Participant and such spouse might have as a result of their marriage, separation, or divorce; it being the intent of the Plan that any change in the designation of a Beneficiary hereunder may be made by the Participant only in accordance with the procedures set forth in this Section 4.8.  In the event of the death of a Participant, distributions shall be made in accordance with Section 6.5.

ARTICLE V – PLAN ACCOUNTS

Section 5.1 – Accounts

Deferred amounts that were earned and vested before January 1, 2005, and any subsequent increases in these amounts that are permitted to be treated as grandfathered benefits under Section 409A, shall be maintained in separate accounts and shall remain subject to the terms and conditions of the Prior Plan, except that any updated investment fund options shall also apply to accounts under the Prior Plan, provided such change would not be deemed a material modification to the Prior Plan.  The Prior Plan accounts are not intended to be subject to Section 409A.  No amendment to Appendix A that would constitute a “material modification” for purposes of Section 409A shall be effective unless the amending instrument states that it is intended to materially modify Appendix A and to cause the Prior Plan to become subject to Section 409A.  Although the Prior Plan accounts are not intended to be subject to Section 409A, neither the Carrier Companies nor any director, officer, or other representative of a Carrier Company shall be liable for any adverse tax consequence suffered by a Participant or Beneficiary if a Prior Plan account becomes subject to Section 409A.

Deferred amounts that were earned or vested after December 31, 2004 will be allocated to a Retirement Account and/or one or more Special Purpose Accounts as elected by the Participant.  The Committee will establish the maximum number of Special Purpose Accounts.

Participants’ Plan Accounts shall be allocated or reallocated among Investment Funds in accordance with each Participant’s instructions in the manner set forth in Section 4.6.

Section 5.2 – Valuation of UTC Stock Unit Fund

Until the Spin-off, deferred compensation allocated to the UTC stock unit fund will be converted to UTC deferred stock units, including fractional units.  Upon the Spin-off, UTC deferred stock units will be converted into Carrier deferred stock units, including fractional units, in accordance with the Employee Matters Agreement.  A UTC or Carrier deferred stock unit, as the case may be, shall have a value equal to the closing price of one share of the underlying Common Stock as reported on the composite tape of the New York Stock Exchange.  The number of deferred stock units will be calculated by dividing the amount of Compensation deferred by the closing price of the applicable Common Stock on the date when the deferred amount is credited.  Deferred stock units will be credited with dividend equivalent payments equal to the declared dividend on the underlying Common Stock (if any).  Such dividend equivalent payments will be converted to additional deferred stock units and fractional units using the closing price of the underlying Common Stock as of the date such dividends are credited.

Section 5.3 – Valuation of Investment Funds

Deferred compensation allocated to Investment Funds will be converted to the applicable Investment Fund units based on the closing share price of that Investment Fund as of the date the deferred amount is credited to the Participant’s applicable Investment Fund.  The value of the units of an Investment Fund will fluctuate on each business day based on the performance of the applicable Investment Fund.

Section 5.4 – Allocation to Accounts

During the year of deferral, deferred amounts other than Benefit Restoration Contributions will be allocated to the Participant’s Plan Account and Investment Funds as of the date, or as soon as administratively practicable after the date, on which the deferred amounts would otherwise have been paid to the Participant.

Section 5.5 – Crediting of Benefit Restoration Contribution

At the end of each calendar year, the Committee will determine if a Participant is eligible for a Benefit Restoration Contribution, and will credit the amount of such Benefit Restoration Contribution to the affected Participant’s Plan Account as of the last business day of the calendar year.  Any such amounts will be allocated on a pro rata basis to the Participant’s Retirement Account and Special Purpose Accounts and Investment Funds in accordance with the Participant’s deferral elections on file for that calendar year.

Section 5.6 – Reports to Participants

The Committee will provide or make available detailed information to Participants regarding the value of Plan Accounts, distribution elections, Beneficiary designations, Investment Fund allocations and credited values for Retirement and Special Purpose Accounts.  No Carrier Company, no director, officer or employee of a Carrier Company, and no entity retained by a Carrier Company to provide Plan services shall have any liability to any Participant or Beneficiary for any failure or delay in providing such information, or for the results of any error (including any failure to implement any Investment Fund allocation) disclosed in such information.

ARTICLE VI – DISTRIBUTION OF ACCOUNTS

Section 6.1 – Timing of Plan Distributions

Except as provided in Section 4.7 (Change in Distribution Election), Section 6.3 (Separation from Service before Attaining Age Fifty (50)), Section 6.4 (Separation from Service of Specified Employees), and Section 6.5 (Death), the value of a Participant’s Retirement Account will be distributed (or begin to be distributed) to the Participant in April of the calendar year following the Retirement Date.  The value of a Participant’s Special Purpose Account will be distributed (or begin to be distributed) to the Participant in April of the year specified in the Participant’s initial election or in any change in election under Section 4.7.  This means, for example, that if a deferral election specifies a Deferral Period until 2020, distribution will occur in April 2020.

Section 6.2 – Method of Distribution

Except as provided in Section 6.3 (Separation from Service before Attaining Age Fifty (50)) and Section 6.5 (Death), each Retirement and Special Purpose Account will be distributed to the Participant in a single lump-sum cash payment, or in a series of annual cash installment payments, in accordance with the Participant’s election on file with respect to each such account.  Annual installments shall be payable to the Participant beginning on the payment commencement date and continuing as of each anniversary of the payment commencement date thereafter until all installments have been paid.  To determine the amount of each installment, the value of the Participant’s Plan Account on the payment date will be multiplied by a fraction, the numerator of which is one and the denominator of which is the number of scheduled installments that remain unpaid.

Section 6.3 – Separation from Service before Attaining Age Fifty (50)

If a Participant’s Separation from Service occurs before the Participant attains age fifty (50), the full value of the Participant’s Plan Account will be distributed to the Participant in a lump-sum payment in April following the Participant’s Separation from Service (or, if the Participant is a Specified Employee at the time of his or her Separation from Service, on the date provided in Section 6.4 below, if later) regardless of the distribution option elected and regardless of any change in the distribution election.

Section 6.4 – Separation from Service of Specified Employees

Distributions to Specified Employees made on account of a Separation from Service will not be made or commence earlier than the first (1st) day of the seventh (7th) month following the date of Separation from Service.  The Plan Account shall continue to accrue hypothetical investment gains and losses as provided in Article V until the distribution date.  In the case of a distribution in installments, the date of subsequent installments shall not be affected by the delay of any installment hereunder.

Section 6.5 – Death

In the event of the death of a Participant before the Participant’s Plan Account has been fully distributed, the full remaining value of the Participant’s Plan Account will be distributed to the designated Beneficiary or the Participant’s estate in a lump sum no later than December 31st of the year following the year in which the death occurred.  Upon notification of death, pending distribution, the value of Participant’s Plan Accounts will be allocated to the Default Investment Option.

Section 6.6 – Accelerated Distribution in the Case of an Unforeseeable Emergency

(a)          The Committee may, upon a Participant’s written application, agree to an accelerated distribution of some or all of the value of Participant’s Plan Account upon the showing of an unforeseeable emergency.  An “unforeseeable emergency” is a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B) of the Code); (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Whether a Participant is faced with an unforeseeable emergency permitting a distribution is to be determined based on the relevant facts and circumstances of each case.  Acceleration will not be granted if the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under the Plan.

(b)          Distributions on account of an “unforeseeable emergency,” as defined in Section 6.6(a), shall be limited to the amount reasonably necessary to satisfy the emergency need.  Such amount may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution.

(c)          The Committee will determine from which Special Purpose or Retirement Accounts and associated Investment Funds hardship distributions will be made.  Any Participant who is an officer or director of the Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934 is not eligible for distributions on account of an unforeseeable emergency.

Section 6.7 – Disability

In the event of the Disability of a Participant that qualifies as a “Separation from Service” for purposes of Section 409A, the Participant’s Plan Accounts will be distributed in accordance with the Participant’s elections on file.

Section 6.8 – Administrative Adjustments in Payment Date

A payment is treated as being made on the date when it is due under the Plan if the payment is made on the due date specified by the Plan, or on a later date that is either (a) in the same calendar year (for a payment whose specified due date is on or before September 30), or (b) by the fifteenth (15th) day of the third (3rd) calendar month following the date specified by the Plan (for a payment whose specified due date is on or after October 1).  A payment is also treated as being made on the date when it is due under the Plan if the payment is made not more than thirty (30) days before the due date specified by the Plan.  In no event will a payment to a Specified Employee be made or commence earlier than the first (1st) day of the seventh (7th) month following the date of Separation from Service.  A Participant may not, directly or indirectly, designate the taxable year of a payment made in reliance on the administrative rules in this Section 6.8.

Section 6.9 – Minimum Balance Payout Provisions

If a Participant’s Plan Account balance under the Plan (and under all other nonqualified deferred compensation plans that are required to be aggregated with the Plan under Section 409A), determined at the time of the Participant’s Separation from Service, is less than the amount set as the limit on elective deferrals under Section 402(g)(1)(B) of the Code in effect for the year in which the Participant’s Separation from Service occurs, the Committee retains discretion to distribute the Participant’s entire Plan Account (and the Participant’s entire interest in any other nonqualified deferred compensation plan that is required to be aggregated with the Plan) in a lump sum in the month of April following the Participant’s Separation from Service, even if the Participant has elected to receive a different form of distribution.  Any exercise of the Committee’s discretion taken pursuant to this Section 6.9 shall be evidenced in writing, no later than the payment date.

ARTICLE VII – AMENDMENT AND TERMINATION OF PLAN

Section 7.1 – Amendment

The Corporation may, at any time, amend the Plan in whole or in part, provided that no amendment may decrease the value of any Plan Accounts as of the date of such amendment.  In the event of any change in law or regulation relating to the Plan or the tax treatment of Plan Accounts, the Plan shall, without further action by the Committee, be deemed to be amended to comply with any such change in law or regulation effective as of the first date necessary to prevent the taxation, constructive receipt or deemed distribution of Plan Accounts prior to the date Plan Accounts would be distributed under the provisions of Article VI.  To the extent any rule or procedure adopted by the Committee is inconsistent with a provision of the Plan that is administrative, technical or ministerial in nature, the Plan shall be deemed amended to the extent of the inconsistency.

Section 7.2 – Plan Suspension and Termination

(a)          The Committee may, at any time, suspend or terminate the Plan with respect to new or existing Election Forms if, in its sole judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interest of the Corporation or for any other reason.

(b)          In the event of the suspension of the Plan, no additional deferrals or Benefit Restoration Contributions shall be made under the Plan.  All previous deferrals and Benefit Restoration Contributions shall accumulate and be distributed in accordance with the otherwise applicable provisions of the Plan and the applicable elections on file.

(c)          Upon the termination of the Plan with respect to all Participants, and the termination of all arrangements sponsored by the Corporation or its affiliates that would be aggregated with the Plan under Section 409A, the Corporation shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay the Participant’s Plan Account in a lump sum, to the extent permitted under Section 409A.  All payments that may be made pursuant to this Section 7.2 shall be made no earlier than the thirteenth (13th) month and no later than the twenty-fourth (24th) month after the termination of the Plan.  The Corporation may not accelerate payments pursuant to this Section 7.2 if the termination of the Plan is proximate to a downturn in the Corporation’s financial health within the meaning of Treas. Regs. Sec. 1.409A-3(j)(4)(ix)(C)(1).  If the Corporation exercises its discretion to accelerate payments under this Section 7.2, it shall not adopt any new arrangement that would have been aggregated with the Plan under Section 409A within three (3) years following the date of the Plan’s termination.  The Committee may also provide for distribution of Plan Accounts following a termination of the Plan under any other circumstances permitted by Section 409A.

Section 7.3 – No Consent Required

The consent of any Participant, Beneficiary, or other person shall not be required with respect to any amendment, suspension, or termination of the Plan.

ARTICLE VIII – GENERAL PROVISIONS

Section 8.1 – Unsecured General Creditor

The Corporation’s obligations under the Plan constitute an unfunded and unsecured promise to pay money in the future.  Participants’ and Beneficiaries’ rights under the Plan are solely those of a general unsecured creditor of the Corporation.  No assets will be placed in trust, set aside or otherwise segregated to fund or offset liabilities in respect of the Plan or Participants’ Plan Accounts.

Section 8.2 – Nonassignability

(a)          Except as provided in subsection (b) or (c) below, no Participant or Beneficiary or any other person shall have the right to sell, assign, transfer, pledge, or otherwise encumber any interest in the Plan and all Plan Accounts and the rights to all payments are unassignable and non-transferable.  Plan Accounts or payment hereunder, prior to actual payment, will not be subject to attachment or seizure for the payment of any debts, judgments or other obligations.  Plan Accounts or other Plan benefits will not be transferred by operation of law in the event of a Participant’s or any Beneficiary’s bankruptcy or insolvency.

(b)          The Plan shall comply with the terms of any valid domestic relations order submitted to the Committee.  Any payment of a Participant’s Plan Account to a party other than the Participant pursuant to the terms of a domestic relations order shall be charged against and reduce the Participant’s Plan Account.  Neither the Plan, the Corporation, the Committee, nor any other party shall be liable in any manner to any person, including but not limited to any Participant or Beneficiary, for complying with the terms of a domestic relations order.

(c)          To the extent that any Participant, Beneficiary or other person receives an excess or erroneous payment under the Plan, the amount of such excess or erroneous payment shall be held in a constructive trust for the benefit of the Corporation and the Plan, and shall be repaid by such person upon demand.  The Committee may reduce any other benefit payable to such person, or may pursue any remedy available at law or equity to recover the amount of such excess or erroneous payment or the proceeds thereof.  Notwithstanding the foregoing, the amount payable to a Participant or Beneficiary may be offset by any amount owed to any Carrier Company to the extent permitted by Section 409A.

Section 8.3 – No Contract of Employment

Participation in the Plan shall not be construed to constitute a direct or indirect contract of employment between any Carrier Company and any Participant.  Participants and Beneficiaries will have no rights against any Carrier Company resulting from participation in the Plan other than as specifically provided herein.  Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of any Carrier Company for any length of time or to interfere with the right of any Carrier Company to terminate a Participant’s employment.

Section 8.4 – Governing Law

The provisions of the Plan will be construed and interpreted according to the laws of the State of Delaware, to the extent not preempted by federal law.

Section 8.5 – Validity

If any provision of the Plan is held to be illegal or invalid for any reason, the remaining provisions of the Plan will be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Section 8.6 – Notice

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if sent by first-class mail, to the Carrier Global Corporation, 13995 Pasteur Boulevard, Palm Beach Gardens, FL 33418, Attn:  Carrier Benefit Plan Committee.  Any notice or filing required or permitted to be given to any Participant or Beneficiary under the Plan shall be sufficient if provided either electronically, hand-delivered, or mailed to the address (or email address, as the case may be) of the Participant or Beneficiary then listed on the records of the Corporation.  Any such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or email system.

Section 8.7 – Successors

The provisions of the Plan shall bind and inure to the benefit of the Corporation and its successors and assigns.  The term “successors” as used herein shall include any corporate or other business entity, which by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.

Section 8.8 – Incompetence

If the Committee determines, upon evidence satisfactory to the Committee, that any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for his or her affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Committee and the Corporation, to the spouse of the Participant or other person deemed by the Committee to have incurred expenses for the benefit of and on behalf of such Participant or Beneficiary.  Any such payment from a Participant’s Plan Account shall be a complete discharge of any liability under the Plan with respect to the amount so paid.

Section 8.9 – Section 409A Compliance

To the extent that rights or payments under the Plan are subject to Section 409A, the Plan shall be construed and administered in compliance with the conditions of Section 409A and regulations and other guidance issued pursuant to Section 409A for deferral of income taxation until the time the compensation is paid.  Any distribution election that would not comply with Section 409A shall not be effective for purposes of the Plan.  To the extent that a provision of this Plan does not comply with Section 409A, such provision shall be void and without effect.  The Corporation does not warrant that the Plan will comply with Section 409A with respect to any Participant or with respect to any payment.  In no event shall any Carrier Company, any director, officer, or employee of a Carrier Company (other than the Participant), or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of Section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.

Section 8.10 – Withholding Taxes

The Committee may make any appropriate arrangements to deduct from all deferrals and payments under the Plan any taxes that the Committee reasonably determines to be required by law to be withheld from such credits and payments.

ARTICLE IX – ADMINISTRATION AND CLAIMS

Section 9.1 – Plan Administration

The Committee shall be solely responsible for the administration and operation of the Plan and shall be the “administrator” of the Plan for purposes of ERISA.  The Committee shall have full and exclusive authority and discretion to interpret the provisions of the Plan and to establish such administrative procedures as it deems necessary and appropriate to carry out the purposes of the Plan.  All decisions and interpretations of the Committee shall be final and binding on all parties.

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee at Carrier Global Corporation, Palm Beach Gardens, FL 33418, Attn:  Benefit Plan Committee.  The Committee shall respond in writing as soon as practicable.

Section 9.2 – Claim Procedures

A Participant or Beneficiary who believes that he or she has been denied a benefit to which he or she is entitled under the Plan (referred to in this Section 9.2 as a “Claimant”) may file a written request with the Committee setting forth the claim.  The Committee shall consider and resolve the claim as set forth below.

(a)          Upon receipt of a claim, the Committee shall advise the Claimant that a response will be forthcoming within ninety (90) days.  The Committee may, however, extend the response period for up to an additional ninety (90) days for reasonable cause, and shall notify the Claimant of the reason for the extension and the expected response date.  The Committee shall respond to the claim within the specified period.

(b)          If the claim is denied, in whole or part, the Committee shall provide the Claimant with a written decision, using language calculated to be understood by the Claimant, setting forth (i) the specific reason or reasons for such denial; (ii) the specific reference to relevant provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (v) the time limits for requesting a review of the claim; and (vi) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

(c)          Within sixty (60) days after the Claimant’s receipt of the written decision denying the claim in whole or in part, the Claimant may request in writing that the Committee review the determination.  The Claimant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comments in writing for consideration by the Committee.  If the Claimant does not request a review of the initial determination within such sixty (60)-day period, the Claimant shall be barred from challenging the determination.

(d)          Within sixty (60) days after the Committee receives a request for review, it will review the initial determination.  If special circumstances require that the sixty (60)-day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

(e)          All decisions on review shall be final and binding with respect to all concerned parties.  The decision on review shall set forth, in a manner calculated to be understood by the Claimant, (i) the specific reasons for the decision, including references to the relevant Plan provisions upon which the decision is based; (ii) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his or her benefits; and (iii) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

CERTAIN REGULATORY MATTERS

The Plan is subject to ERISA.  Because the Plan is an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, the Plan is exempt from most of ERISA’s requirements.  Although the Plan is subject to Part 1 (Reporting and Disclosure) and Part 5 (Administration and Enforcement) of Title I, Subtitle B of ERISA, the Department of Labor has issued a regulation that exempts the Plan from most of ERISA’s reporting and disclosure requirements.

TO WHOM SHOULD QUESTIONS CONCERNING THE PLAN BE DIRECTED?

All questions concerning the operation of the Plan (including information concerning the administrators of the Plan) should be directed to:

Carrier Global Corporation
13995 Pasteur Boulevard
Palm Beach Gardens, FL 33418
Attn: Benefit Plan Committee
Telephone: 561-365-2000

Appendix A

This Appendix A sets forth the United Technologies Corporation Deferred Compensation Plan, as in effect on September 1, 2002 (the “Prior Plan”), and as modified thereafter from time to time in a manner that does not constitute a “material modification” for purposes of Section 409A.  Amounts that were earned and vested (within the meaning of Section 409A) prior to January 1, 2005, and any subsequent increases in these amounts that are permitted to be treated as grandfathered benefits under Section 409A, are generally subject to and shall continue to be governed by the terms of the Prior Plan. The administrative and account investment provisions in the Prior Plan may be superseded by the corresponding administrative provisions of the Carrier Global Corporation Deferred Compensation Plan, as such may be amended from time to time.

Appendix A

United Technologies Corporation

Deferred Compensation Plan

                                                   Effective September 1, 2002

UNITED TECHNOLOGIES CORPORATION
DEFERRED COMPENSATION PLAN

(As amended and restated effective September 1, 2002)

ARTICLE I - PREAMBLE

United Technologies Corporation established the United Technologies Deferred Compensation Plan effective April 1, 1985.  Pursuant to such Plan, certain eligible executives of the Corporation deferred all or a portion of their compensation earned with respect to 1985 and 1986.  No compensation earned after 1986 was deferred under the Plan until the Plan was amended and restated effective December 15, 1993  to offer eligible executives the opportunity to defer all or a portion of Compensation earned or otherwise payable in 1994 and subsequent years.  The Plan is hereby amended and restated, effective September 1, 2002, to reflect administrative changes and enhancements.

ARTICLE II - DEFINITIONS

Beneficiary means the person, persons or entity designated by the Participant to receive the value of his or her Plan Accounts in the event of the Participant’s death.  If the Participant fails to designate a Beneficiary, or the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Plan Accounts will be paid to the estate of the Participant.

Benefit Reduction means either a reduction in a Participant’s (or the Participant’s Beneficiary’s) benefit under any of the Corporation’s defined benefit pension plans or a reduction in the value of employer matching or other contributions under any of the Corporation’s savings or other tax qualified defined contribution retirement plans as a result of the reduction of such Participant’s Compensation pursuant to the Plan.

Class Year means each calendar year for which Compensation has been deferred pursuant to the Plan prior to 2003.

Class Year Account means the account established for each Participant for each Class Year for which Compensation has been deferred under the Plan prior to January 1, 2003.

Committee means the United Technologies Corporation Deferred Compensation Committee, which is responsible for the administration of the Plan.  The Corporation’s Pension Administration Committee shall appoint the Committee’s members.

Compensation means base salary and Incentive Compensation Payments otherwise payable to a Participant and considered to be wages for purposes of federal income tax withholding, but before any deferral of Compensation pursuant to the Plan.  Compensation does not include foreign service premiums and allowances, compensation realized from Long Term Incentive Plan awards or other types of awards.

Corporation means United Technologies Corporation, its divisions, affiliates and subsidiaries.

Credited Interest Account means the Investment Fund that is valued in the manner set forth in Section 5.2.

Deferral Period means the period prior to the receipt of Compensation deferred hereunder.

Election Form means the enrollment form provided by the Committee to Participants electronically or in paper form for the purpose of deferring Compensation under the Plan.  Each Participant’s Election Form must specify such information as the Committee shall determine, including: the amount to be deferred from base salary paid in the following calendar year and/or from any Incentive Compensation Payment earned with respect to the following calendar year; the respective amounts to be allocated to the Participant’s Retirement Account and/or Special Purpose Account or Accounts; the percentage allocation among the Investment Funds with respect to each such Account; the method of distribution of each such Account; and the Deferral Period for each Special Purpose Account.  A separate Election Form will apply to each calendar year.

Incentive Compensation Payment means amounts awarded to a Participant pursuant to the Corporation’s Annual Executive Incentive Compensation Plan.

Investment Fund means a hypothetical fund that tracks the value of such investment option as may be established by the Committee from time to time.  The value of Participants’ Accounts shall be adjusted to replicate the performance of the applicable Investment Fund.  Amounts allocated to any Investment Fund do not result in any investment in actual assets corresponding to the Investment Fund.

Participant means an executive of the Corporation who is paid from a U.S. payroll, files a U.S. income tax return, and who elects to defer Compensation under the Plan.

Plan means the United Technologies Corporation Deferred Compensation Plan as amended and restated effective September 1, 2002, and as amended from time to time thereafter.

Plan Accounts means the aggregate value of all Class Year Accounts, Special Purpose Accounts, and Retirement Account, but excluding accounts under the Prior Plan.  Accounts under the Prior Plan will be valued and administered separately in accordance with the terms and procedures in effect under the Prior Plan.

Prior Plan means the United Technologies Corporation Deferred Compensation Plan, as in effect prior to December 15, 1993.  All amounts deferred and credited under the Prior Plan shall continue to be subject to the terms and conditions of the Prior Plan and shall not be affected by this amendment and restatement.

Retirement Account means a Plan Account maintained on behalf of the Participant that will be distributed in the manner elected by the Participant commencing in April of the calendar year following the Participant’s Retirement Date.

Retirement means attainment of age 65; attainment of at least age 55 and a minimum of 10 or more years of “continuous service” (as defined in one of the Corporation’s retirement plans); or termination of employment on or after age 50 and before age 55, with a combination of age and years of service equal to at least 65 (the “Rule of 65”).

Retirement Date means the date a Participant terminates employment from the Corporation on or after attaining eligibility for Retirement.

S&P 500 Account means an Investment Fund that is valued in the manner set forth in Section 5.4.

Special Purpose Account means a Plan Account maintained on behalf of the Participant that will be distributed in the manner elected by the Participant commencing in April of the calendar year specified by the Participant.  The minimum Deferral Period is five (5) calendar years following the end of the calendar year for which the Account is established.

UTC Common Stock means the common stock of United Technologies Corporation.

UTC Stock Unit Account means the Investment Fund that is valued in the manner set forth in Section 5.3.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

Section 3.1 - Eligibility

Each employee of the Corporation who is classified as an eligible Participant as of December 31 will be eligible to elect to defer Compensation under the Plan in respect of the subsequent calendar year in accordance with the terms of the Plan and the rules and procedures established by the Committee.

Section 3.2 - Participation

Each eligible Participant may elect to participate in the Plan with respect to any calendar year for which the Committee offers the opportunity to defer Compensation by timely filing with the Committee an Election Form, properly completed in accordance with Section 4.1.  Participation in the Plan is entirely voluntary.

ARTICLE IV - PARTICIPANT ELECTIONS

Section 4.1 - Election

An eligible Participant may participate in the Plan by executing the Election Form provided by the Committee for the subsequent calendar year.  The eligible Participant must designate the dollar amount of base salary that will be deferred during such calendar year, and/or the percentage or dollar amount of any Incentive Compensation Payment otherwise payable during such calendar year that will be deferred under the Plan.  The minimum dollar amount that a Participant may defer under the Plan for any calendar year is $5,000.  Any deferral election made in the Election Form is irrevocable and must be completed and returned to the Committee no later than the December 31 immediately preceding the calendar year to which the election applies, or such earlier date as the Committee may specify.  If an eligible executive fails to return a properly completed Election Form by such date, the executive will be ineligible to defer Compensation under the Plan for the following calendar year.

Section 4.2 - Investment Fund Allocations

When completing the Election Form, the Participant must allocate the amounts to be deferred, in whole percentages divisible by 10, among the available Investment Funds.

Participants may reallocate their existing post-1993 Class Year Accounts, Special Purpose Accounts and Retirement Account among the available Investment Funds as permitted by the Committee, generally once per year.  Such reallocations shall be in whole percentages divisible by 10 and, unless otherwise specified by the Committee, shall be effective January 1 of the calendar year following the date of the reallocation election.

Section 4.3 - Designation of Beneficiary

Each Participant shall designate a Beneficiary for his or her Plan Accounts on a form provided by the Committee.  Such designation may be changed on a form acceptable to the Committee at any time by the Participant.  In the event that no Beneficiary designation is filed with the Committee, or if the Beneficiary (and contingent Beneficiary) does not survive the Participant, all amounts deferred hereunder will be paid to the estate of the Participant in a lump sum.  If a Participant designates the Participant’s spouse as the Participant’s Beneficiary, that designation shall not be revoked or otherwise altered or affected by any: (a) change in the marital status of the Participant; (b) agreement between the Participant and such spouse; or (c) judicial decree (such as a divorce decree) affecting any rights that the Participant and such spouse might have as a result of their marriage, separation, or divorce; it being the intent of the Plan that any change in the designation of a Beneficiary hereunder may be made by the Participant only in accordance with the procedures set forth in this Section 4.3.  In the event of the death of a Participant, distributions shall be made in accordance with Section 6.4.

Section 4.4 - Deferral Period

Each Participant shall specify in the Election Form the Deferral Period for amounts to be deferred in the following calendar year.  The minimum Deferral Period for a Special Purpose Account is five (5) calendar years following the end of the calendar year in which the Account is established.  Participants may defer Compensation into a Retirement Account until April of the calendar year following their Retirement Date.

Section 4.5 - Distribution Schedule

Each Participant shall specify in the Election Form whether the value of the Participant’s Retirement or Special Purpose Account shall be distributed in a single lump-sum cash payment or in a series of annual cash installment payments for a specified number of years (not to exceed 15 years).

ARTICLE V - PLAN ACCOUNTS

Section 5.1 - Accounts

Prior to 2003, the Committee established a Class Year Account for each Participant with respect to each Class Year for which the Participant elected to defer Compensation under the Plan.  Each Class Year Account will be maintained separately.

Amounts deferred in 2003 and subsequent calendar years will be allocated to a Retirement Account and/or one or more Special Purpose Accounts as elected by the Participant.  The Committee will establish the maximum number of Special Purpose Accounts.

Participants’ Plan Accounts shall be allocated or reallocated among Investment Funds in accordance with each Participant’s instructions in the manner set forth in Section 4.2.

Section 5.2 - Valuation of Credited Interest Account

Deferred amounts allocated to the Credited Interest Account will be credited with a rate of interest equal to the average interest rate on 10-Year Treasury Bonds as of the last business day of each month from January through October in the prior calendar year, plus 1%.

Section 5.3 - Valuation of UTC Stock Unit Account

Deferred Compensation allocated to the UTC Stock Unit Account will be converted to Stock Units, or fractional Stock Units.  A UTC Stock Unit is equal to the closing price of one share of UTC Common Stock as reported on the composite tape of the New York Stock Exchange.  The number of Stock Units will be calculated by dividing the amount of Compensation deferred  by the closing price of UTC Common Stock on the date the deferred amounts otherwise would have been paid.   Stock Units held in the UTC Stock Unit Account will be credited with a dividend payment equal to the Corporation’s declared dividend on UTC Common Stock (if any).  Such dividend equivalent payments will be converted to additional Stock Units or fractional units using the closing price of UTC Common Stock as of the date such dividends are credited to the Participant’s UTC Stock Unit Account.

Section 5.4 – Valuation of S&P 500 Account

Deferred amounts allocated to the S&P 500 Account will be converted to S&P Account units based on the closing share price of the Vanguard 500 Index Fund as of date the deferred amount is credited to the Participant’s S&P 500 Account.  The value of the S&P 500 Account units will fluctuate on a daily basis based on the performance of the Vanguard 500 Index Fund.

Section 5.5 - Allocation to Accounts

During the year of deferral, deferred amounts will be allocated to the Participant’s Plan Accounts and Investment Funds as of the date the deferred amounts would otherwise have been paid.

Section 5.6 - Reports to Participants

The Committee will provide or make available detailed information to Participants regarding the value of Plan Accounts, distribution elections, Beneficiary designations, Investment Fund allocations and credited values for Class Year, Retirement and Special Purpose Accounts, not less than once per year.  Such information may be provided via electronic media as determined by the Committee.

ARTICLE VI - DISTRIBUTION OF ACCOUNTS

Section 6.1 - Timing of Plan Distributions

The value of a Participant’s Retirement Account will be distributed (or begin to be distributed) in April of the calendar year following the Retirement Date.   The value of a Participant’s Special Purpose Account will be distributed (or begin to be distributed) in April of the specified year.  This means, for example, that if a deferral election specifies a Deferral Period until 2015, distribution will occur in April of 2015.

The value of a Participant’s Class Year Account will be distributed (or begin to be distributed) in April of the last year of the Deferral Period.  Upon Retirement, the value of a Participant's Class Year Account will be distributed (or begin to be distributed) in April next following the Retirement Date, or in April of the calendar year following the Retirement Date, as elected.

Section 6.2 - Method of Distribution

Each Class Year, Retirement and Special Purpose Account will be distributed in a single lump-sum cash payment, or in a series of annual cash installment payments, in accordance with the Participant’s election with respect to each such Account.

Section 6.3 - Termination of Employment

In the event of termination of employment prior to a Participant’s Retirement Date, during or after the Deferral Period with respect to any Class Year, Retirement or Special Purpose Account, the full value of the Participant’s Plan Accounts will be distributed in a lump-sum cash payment in April following the date of termination, regardless of the distribution option elected.

Section 6.4 - Distribution in the Event of Death

In the event of the death of a Participant prior to attaining eligibility for Retirement, and before the end of the Deferral Period with respect to any Plan Account, the full value of such Plan Accounts will be distributed to the designated Beneficiary in a lump sum as soon as administratively feasible.

In the event of the death of a Participant prior to attaining eligibility for Retirement, but after the end of the Deferral Period with respect to any Plan Account, the full value of such Plan Accounts will be distributed to the designated Beneficiary in accordance with the Participant’s distribution election on file.

In the event of death of a Participant after attaining eligibility for Retirement, the full value of the Participant’s Plan Accounts will be distributed to the Beneficiary in accordance with the Participant’s distribution elections on file.

If the Beneficiary is the Participant's estate, the full value of the Participant’s Plan Accounts will be paid in a single lump sum as soon as administratively feasible following the Participant’s date of death.

In the event of the death of the Beneficiary (and any contingent Beneficiary) while receiving distributions from the Plan, the full value of the applicable Plan Accounts will be paid in a single lump sum to such Beneficiary’s estate as soon as administratively feasible.

Section 6.5 - Hardship Distribution

The Committee may, in its sole discretion, upon finding that the Participant (or Beneficiary in the event of a Participant's death) has suffered an unforeseen, severe and immediate financial emergency, permit such Participant to withdraw a portion of the value of the Participant’s Plan Accounts in an amount sufficient to eliminate the hardship.  Financial hardship distributions will be made only if the Committee determines that the Participant is unable to resolve the financial emergency through other means reasonably available to the Participant.  Financial hardship distributions will be made following the Committee’s determination of a qualifying financial emergency on the basis of the value of the Participant’s Plan Accounts as of the most recent date available.  The Committee will determine from which Special Purpose, Retirement or Class Year Accounts and associated Investment Funds hardship distributions will be made.  Any Participant who is an officer or director of the Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934 is not eligible for financial hardship distributions.

Section 6.6 - Disability

In the event of the disability of a Participant, as determined under the Corporation’s Long Term Disability Plan, the Participant’s Plan Accounts will be maintained and distributed in accordance with the Participant’s elections on file.

Section 6.7 - Distribution from Supplemental Account

The Committee will effect distributions from supplemental retirement plans with respect to Benefit Reductions incurred in any of the Corporation’s defined benefit pension plans at the same time, in the same manner and in the required amounts such that when combined with benefits provided by the defined benefit pension plans in which a Participant incurred a Benefit Reduction, the total amount received by a Participant (or Beneficiary) will equal the amount of pension benefit that would otherwise have been paid had the Participant not participated in this Plan.

At the end of each calendar year, the Committee will determine if any Benefit Reduction has been incurred with respect to any of the Corporation’s savings plans or other tax qualified defined contribution retirement plans, and will credit the amount of such Benefit Reduction to the affected Participant’s Plan Accounts as of the last business day of the calendar year.  Any such amounts will be allocated on a pro-rata basis to the Participant’s Plan Accounts and Investment Funds in accordance with the Participant’s deferral elections on file for that calendar year.

ARTICLE VII - AMENDMENT AND TERMINATION OF PLAN

Section 7.1 - Amendment

The Corporation may, at any time, amend the Plan in whole or in part, provided that no amendment may decrease the value of any Plan Accounts as of the date of such amendment.  In the event of any change in law or regulation relating to the Plan and the tax treatment of Plan Accounts, the Plan shall, without further action by the Committee, be deemed to be amended to comply with any such change in law or regulation effective the first date necessary to prevent the taxation, constructive receipt or deemed distribution of Plan Accounts prior to the date Plan Accounts would be distributed under the provisions of Article VI.

Section 7.2 - Plan Suspension and Termination

The Corporation’s Pension Administration Committee, may, at any time, suspend or terminate the Plan with respect to new or existing Election Forms if, in its sole judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments hereunder would not be in the best interest of the Corporation or for any other reason.  In the event of the suspension of the Plan, no additional deferral shall be made under the Plan, but all previous deferrals shall accumulate and be distributed in accordance with the otherwise applicable provisions of the Plan and the applicable elections on file.  In the event of the termination of the Plan, each Participant will receive, in a lump-sum cash payment, the value of his or her Plan Accounts.

Section 7.3 - No Consent Required

The consent of any Participant, Beneficiary, or other person shall not be required with respect to any amendment, suspension, or termination of the Plan.

ARTICLE VIII - GENERAL PROVISIONS

Section 8.1 - Unsecured General Creditor

The Corporation’s obligations under the Plan constitute an unfunded and unsecured promise to pay money in the future.  Participants’ and Beneficiaries’ rights under the Plan are solely those of a general unsecured creditor of the Corporation. No assets will be placed in trust, set aside or otherwise segregated to fund or offset liabilities in respect of the Plan or Participants’ Plan Accounts.

Section 8.2 - Nonassignability

No Participant or Beneficiary or any other person shall have right to sell, assign, transfer, pledge, or otherwise encumber any interest in the Plan.  All Plan Accounts and the rights to all payments are unassignable and non-transferable.  Plan Accounts or payment hereunder, prior to actual payment, will not be subject to attachment or seizure for the payment of any debts, judgments or other obligations.  Plan Accounts or other Plan benefit will not be transferred by operation of law in the event of a Participant’s or any Beneficiary’s bankruptcy or insolvency.

  Section 8.3 - No Contract of Employment

Participation in the Plan shall not be construed to constitute a direct or indirect contract of employment between the Corporation and the Participant.  Participants and Beneficiaries will have no rights against the Corporation resulting from participation in the Plan other than as specifically provided herein.  Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Corporation for any length of time or to interfere with the right of the Corporation to terminate a Participant’s employment prior to the end of any Deferral Period.

Section 8.4 - Governing Law

The provisions of the Plan will be construed and interpreted according to the laws of the State of Connecticut, to the extent not preempted by federal law.

Section 8.5 - Validity

If any provision of the Plan is held to be illegal or invalid for any reason, the remaining provisions of the Plan will be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Section 8.6 - Notice

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if sent by first-class mail, to the United Technologies Corporation Deferred Compensation Committee, 1 Financial Plaza, Hartford, Connecticut 06101, Attn: R. Larry Acorn, Director, Compensation, MS-504.  Any notice or filing required or permitted to be given to any Participant or Beneficiary under the Plan shall be sufficient if provided either electronically, hand-delivered, or mailed to the address (or email address, as the case may be) of the Participant or Beneficiary then listed on the records of the Corporation.  Any such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or email system.

Section 8.7 - Successors

The provisions of the Plan shall bind and inure to the benefit of the Corporation and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity, which by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.

Section 8.8 - Incompetence

If the Committee determines, upon evidence satisfactory to the Committee, that any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for their affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Committee and the Corporation, to the spouse of the Participant or other person deemed by the Committee to have incurred expenses for the benefit of and on behalf of such Participant or Beneficiary.  Any such payment from a Participant’s Plan Accounts shall be a complete discharge of any liability under the Plan with respect to the amount so paid.

ARTICLE IX - ADMINISTRATION AND CLAIMS

Section 9.1 - Plan Administration

The Committee shall be solely responsible for the administration and operation of the Plan.  The Committee shall have full and exclusive authority and discretion to interpret the provisions of the Plan and to establish such administrative procedures as it deems necessary and appropriate to carry out the purposes of the Plan.

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.

Section 9.2 - Claim Procedures

If a Participant or Beneficiary requests a benefit or payment under the Plan and such claim or request is denied, the Committee will provide a written notice of denial which will specify (a) the reason for denial, with specific reference to the Plan provisions on which the denial is based and (b) a description of any additional material or information that may be required with respect to the claim and an explanation of why such information is necessary.

If a claim or request is denied or if the Participant or Beneficiary receives no response within 60 days, the Participant or Beneficiary may request review by writing to the Committee.  The Committee will review the claim or request, and may request additional information or materials that it deems appropriate to the resolution of any issues presented.  The decision on review will normally be made by the Committee within 60 days of its receipt of the request for review but may be extended up to 120 days from such date.  The Committee’s decision will be in writing and will state the basis for its decision and shall be conclusive and binding on all parties.